PRESS RELEASE
WESTERN MICRO-------------------------------------------------------------------

For more information contact:
----------------------------
P. Scott Munro                                  James W. Dorst
President and CEO                               Chief Financial Officer
Western Micro Technology, Inc.                  Western Micro Technology, Inc.
408-341-4767                                    408-341-4745
smunro@westernmicro.com                         jdorst@westernmicro.com

Sandra M. Salah
Vice President, Corporate Relations
Western Micro Technology, Inc.
408-341-4712
ssalah@westernmicro.com

                        WESTERN MICRO TECHNOLOGY REPORTS
                        SECOND QUARTER SALES AND PROFITS

Campbell, California, July 24, 1997 -- Western Micro Technology, Inc. (Nasdaq National Market - WSTM), a leading distributor of computer systems, peripheral equipment, software and attendant services, reported a 23% increase in sales to a record quarterly revenue amount of $39,886,000 and a profitable second quarter.

As previously announced on July 16, 1997, second quarter profits did not meet Company expectations. Western Micro attributes the shortfall to unusual events that occurred during the quarter including: the consolidation of the Company's operations in Southern California into a single facility, the move of the Western Micro's main warehouse and integration operations to a larger building in Fremont, California, senior management resource dilution due to significant acquisition related activities and a delay in completing an anticipated private equity financing.

"To complete a record sales quarter with lower than anticipated profits is bittersweet," said Scott Munro, President and CEO. "We believe the earnings disappointment is related to factors unique to the second quarter and this temporary set-back should not impede our future growth and acquisition plans," continued Mr. Munro.

Western Micro reported net sales of $39,886,000 for the quarter ended June 30, 1997, compared with $32,365,000 for the corresponding quarter one year ago, resulting in a year-to-year 23% increase in sales for the second quarter of 1997 as compared with 1996. Net income for the quarter was $407,000 or $0.08 per share compared to net income of $486,000 or $0.11 per share for the comparable period one year ago.

Net sales for the six months ended June 30, 1997 were $75,836,000 compared to $59,981,000 for the same period a year ago, an increase of 26%. Net income for the six month period ending June 30, 1997 was $950,000 or $0.19 per share compared to net income of $857,000 or $0.19 per share for the same period in 1996.

                                     -more-

Western Micro Technology is an innovative, value-added distributor providing solutions, sales and services to VARs, System Integrators and OEMs. Western Micro excels as the distributor of choice of the sophisticated, high-level VARs who insist on working with the best products supported by top-notch technical and marketing professionals. Leading manufacturers such as IBM, NCR, Data General, Unisys and SCO have established strong business relationships with Western Micro. In turn, Western Micro provides its customers with the dedicated sales, marketing, financial and technical capabilities necessary to support these world class product lines. For further information, visit our web site at www.westernmicro.com.

When included in this Press Release, the words "expects", "intends", "anticipates", "plans", "projects", and "estimates", and analogous or similar expressions are intended to identify forward-looking statements. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. These forward-looking statements speak only as of the date of this Press Release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any changes in the Company's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

The Securities which may be offered in connection with the above-referenced private equity financing will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

                                       ###

Western Micro Technology, Western Micro, and the Western Micro logo are registered trademarks of Western Micro Technology, Inc. All other company and/or product names are respective property of their prospective holders and should be treated as such.

                         Western Micro Technology, Inc.
                        Consolidated Statements of Income
                    (In thousands, except per share amounts)
                                    Unaudited


                                            For the Three Months Ended  For the Six Months Ended
                                                      June 30,                   June 30,
                                                  1997        1996          1997        1996
                                               --------     --------     --------     --------
Net Sales                                      $ 39,886     $ 32,365     $ 75,836     $ 59,981
Cost of goods sold                               33,293       28,459       63,274       52,495
                                               --------     --------     --------     --------

Gross profit                                      6,593        3,906       12,562        7,486
                                               --------     --------     --------     --------
Gross profit as % of sales                        16.53%       12.07%       16.56%       12.48%

Selling, general and administrative expenses      5,709        3,269       10,603        6,260
                                               --------     --------     --------     --------
Operating income                                    884          637        1,959        1,226

Interest expense                                   (496)        (197)        (928)        (434)
Other income                                        140          106          231          159
                                               --------     --------     --------     --------

Income before income tax                            528          546        1,262          951

Provision for income taxes                          121           60          312           94
                                               --------     --------     --------     --------

Net income                                     $    407     $    486     $    950     $    857
                                               ========     ========     ========     ========

Net income per common share                    $   0.08     $   0.11     $   0.19     $   0.19
                                               ========     ========     ========     ========
Number of shares used in per share
calculation                                       5,240        4,529        5,106        4,443
                                               ========     ========     ========     ========